EXHIBIT 10.2

[FANEUIL LETTERHEAD]

April 1, 2022

Ms. Anna Van Buren

248 Shorecrest Lane

Hampton, VA 23669

Dear Anna:

In connection with the proposed transaction by and among ALJ Regional Holdings, Inc., a Delaware corporation (“Parent”) Faneuil, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), and TTEC Government Solutions, LLC, a Delaware limited liability company or its affiliate (the “Buyer”) involving the sale of a substantial portion of the assets of the Company (such sale, the “Transaction”) and the documents connected with the Transaction (the “Transaction Documents”), you and the Company agree that, in furtherance of the Buyer’s obligations under the Transaction Documents, you will continue to perform services for the Company in accordance with the terms of this letter agreement (this “Letter”). This Letter shall supersede in its entirety your Employment Agreement, provided that, if the closing of the Transaction does not occur, this letter shall be null and void.

1.

Services.  You agree that, during the period commencing on the closing of the Transaction (the “Effective Date”) and ending on December 31, 2022 (the “Initial Term”), you shall devote approximately fifty percent (50%) (or such lesser amount as is agreed between you and the Company from time to time) of your business time, attention and energies and as is reasonably necessary to assist the Company in respect of sourcing, bidding and securing and operating contracts with respect to the Other Verticals (as defined in the Transaction Documents) (the “Services”).  Following the Initial Term, this Letter may be renewed by mutual written agreement of the parties, for additional twelve-month periods (each, a “Renewal Term”). You hereby represent to the Company that your obligations under this Letter are not in conflict with your obligations to the Buyer following the closing of the Transaction and that the Buyer has expressly agreed to permit you to provide the Company with the Services in accordance with the terms of this Letter.  Effective as of the closing of the Transaction, you shall be deemed to have resigned from all positions as an employee, officer or director with the Company and its subsidiaries and affiliates (including, for the avoidance of doubt, Parent).

2.

Performance Bonus.  For the Initial Term and each Renewal Term, you shall be entitled to a bonus equal to 10% of the net free cash flow of Company (the “Performance Bonus”) during the applicable Initial Term or Renewal Term; provided, however that with respect to the Initial Term, a minimum Performance Bonus of $250,000 will be paid.  The payment of any Performance Bonus shall be made no later than forty-five (45) days following the end of the applicable Initial Term or Renewal Term, subject to your continuing to provide the Services through the end of the applicable Initial Term or Renewal Term.  In the event that the parties have not agreed to a Renewal Term, payment of your Performance Bonus with respect to that Initial Term or Renewal Term shall be subject to your execution of a general release of claims in favor of the Company in a form satisfactory to and provided by the Company (the “Release”), and the Release becoming effective and fully irrevocable within forty-five (45) days following the end of the applicable Initial Term or Renewal Term.  In the event that the period of time to execute and not revoke the Release begins in one calendar year and ends in a second calendar year, the payment shall be made in the second calendar year. Involuntary Termination.  Notwithstanding anything to the contrary in paragraph 1, if the Initial Term or Renewal Term is terminated by the Company without Cause you shall remain eligible to receive a pro-rated portion (based on the number of days you provided Services during the relevant Initial Term or Renewal Term) of the Performance Bonus that you would have earned had you provided Services through the end of the relevant Initial Term or Renewal Term, which Performance Bonus will be paid at the time and in the manner such Performance Bonus would have been paid to the you had you continued to provide the Services through the end of the relevant Initial Term or Renewal Term.  Notwithstanding the previous sentence, payment of the pro rata portion of the Performance Bonus shall be subject to your execution of a Release and the Release becoming effective and fully irrevocable within forty-five (45) days following the termination of the Services (unless a longer period is required by applicable law). In the event that the period of time to execute and not revoke the Release begins in one calendar year and ends in a second calendar year, the payment shall be made in the second calendar year.

“Cause” means:  (A) continued neglect by you of your duties hereunder, (B) continued incompetence, (C) conviction of any felony, (D) material or continued violation of any rules, regulations, procedures or instructions of the Company, (E) willful misconduct by you in connection with the performance of any material portion of your duties hereunder, (F) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (G) material or continued breach of any provision of this Letter, including any confidentiality provisions hereof, (H) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (I) failure to comply with any reasonable order, policy or rule of the Company that constitutes material insubordination, (J) engaging in any discriminatory or sexually harassing behavior, or (K) using, possessing or being impaired by or under the influence of illegal drugs, or the abuse of controlled substances or alcohol, on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates.  In no event, will you be terminated for Cause under subsections (A), (B), (D), (G), (H) or (I) of that definition unless the Company provides you with written notice of the alleged violation, breach, offending action or omission, specifying in detail the alleged violation, breach, offending action, or omission, with a period of thirty (30) days for you to cure the same.

3.	Sale Bonus. Upon a consummation of the sale by the Company on or prior to the third (3rd) anniversary of this Letter, in one or a series of separate transactions, of all of its rights,

title and interests in and to certain or all of the Other Verticals (including all sales pipeline relating to the Other Verticals and Business) (the “Sale”) you shall be eligible to receive a Sale Bonus (the “Sale Bonus”) equal to ten percent (10%) (the “Percentage”) of the aggregate net sale price received by the Company in the Sale as provided below:

a.	If you are continuing to provide Substantial Services (defined below) to the Company at the Execution Date (defined below), you will receive the Sale Bonus;
b.	If you are employed by the entity that acquires the Company or Other Vertical (as applicable) at the Execution Date, you will receive the Sale Bonus; or
c.	If you are not providing Substantial Services to the Company at the Execution Date because the Company has terminated your Services or employment without Cause, you will be paid the Sale Bonus.

For purposes of the foregoing:

“Substantial Services” means: (i) you are an employee of the Company, (ii) you are providing services as an independent contractor pursuant to Section 1 above during the Initial Term or a Renewal Term at the level of approximately fifty percent (50%) of your business time, attention and energies (or such lesser amount as is agreed between you and the Company from time to time) or (iii) you have indicated in writing your ability and willingness to provide Services to the Company but the Company has declined to utilize your Services (other than a result of a termination of your Services for Cause) or (iv) you have indicated in writing your ability and willingness to provide Services to the Company but are precluded from doing so by Buyer; provided, however, that with respect to clause (iv), unless your Services were terminated by the Company for Cause, you shall continue to be deemed to be providing Substantial Services but the Percentage to which you shall be entitled upon a Sale shall be reduced from ten percent (10%) to two and one-half percent (2.5%).

“Execution Date” means the date of execution of definitive documentation with respect to the sale of an Other Vertical, or the Company, as the case may be.

Any Sale Bonus payable pursuant to the foregoing clauses (a), (b) or (c) shall be paid to you no later than forty-five (45) days following the consummation of the applicable Sale, subject to your execution of a Release and the Release becoming effective and fully irrevocable within forty-five (45) days following the consummation of such Sale.  In the event that the period of time to execute and not revoke the Release begins in one calendar year and ends in a second calendar year, the payment shall be made in the second calendar year. Notwithstanding the payment timing described above, if payment of the Sale Bonus following a termination of employment would represent a “deferral of compensation” within the meaning of Section 409A (as defined below), payment of the Sale Bonus shall be made on the third anniversary of this Letter, notwithstanding the date of the Sale.

4.

Confidential Information.  Prior to the Effective Date, the Company has shared confidential and trade secret information of the Company and its subsidiaries and affiliates with you.  From the Effective Date, the Company will share with you confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates.  In view of the fact that your work for the Company will bring you into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, you agree to keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how,” trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any material confidential information concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by you in the course of your previous employment with the Company or your provision of the Services (“Confidential Information”), and not to disclose them to anyone outside of the Company, either during or after your services to the Company, except in the course of performing your duties hereunder or with the Company’s express written consent.  Confidential Information shall not include any information that (A) was already known to you at the time of its disclosure by the Company; (B) becomes lawfully available to the public by means other than through a breach of this Letter by you; (C) is acquired or received rightfully by you from a third party; (D) is independently developed or discovered by you without breach of this Letter and without reference to or use of any Confidential Information; or (E) the disclosure of which is required by law or court or governmental order.  The foregoing prohibitions shall include, without limitation, publishing any diary, memoir, letter, story, photograph, interview, article, essay, account or description concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial.

In addition, you agree to deliver promptly to the Company on termination of the Services, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which you may then possess or have under your control, and not retain any copies, notes or summaries; provided that you shall be entitled to keep a copy of this Letter and compensation and benefit plans to which you are entitled to receive benefits thereunder.

5.

Non-Disparagement.  You agree (whether during or after your provision of Services) not to issue, circulate, publish or utter any false or disparaging statements to a third party about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates, provided that nothing herein shall prohibit you from providing truthful testimony if such testimony is required by law.

Nothing in this Letter shall prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of federal law or regulation or require notification or prior approval by the Company of any reporting described in this sentence.

6.

Independent Contractor.  During the Term, you shall not be an employee of the Company. Nothing contained in this Agreement shall in any way be construed as providing you are an employee of the Company or that you have any power to bind the Company or create any other obligation on behalf of Company with respect to a third party.  Neither you nor the Company shall represent to third parties that you are an employee of Company or otherwise have any authority to bind the Company.  You and the Company hereby covenant with one another to treat your engagement as that of an independent contractor, and not an employee, for all purposes, including (A) federal, state, and local income and employment taxes, (B) benefits and (C) insurance, including without limitation, workers’ compensation insurance.  As a result, you acknowledge that you shall not be entitled to, and shall make no claim to, rights, payments, benefits or fringe benefits afforded to the Company’s employees, including health insurance, disability or unemployment insurance, workers’ compensation insurance, pension and retirement, severance, profit-sharing, or any other policy or plan applicable to employees of the Company.  Furthermore, you acknowledge that you are responsible for paying all federal, state, and local income or business taxes, including estimated taxes and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of the fees and other amounts paid by the Company pursuant to this Letter.  Services performed by you under this Agreement are solely for the benefit of the Company. Nothing contained in this Agreement creates any duties on the part of you toward any person not a party to this Agreement.

7.

Governing Law and Jury Trial Waiver.  This letter is construed under and to be governed in all respects by the laws of Delaware for contracts to be performed in that state and without giving effect to the conflict of laws principles of Delaware or any other state.  YOU AND THE COMPANY EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR YOUR SERVICES TO THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

8.

Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to you services to the Company and supersedes all prior agreements, arrangements and understandings, whether written or oral, relating to your services with the Company, including for the avoidance of doubt, that certain Amended and Restated Employment Agreement with the Company dated as of October 20, 2021 (the “Employment Agreement”).

9.

Section 409A.  The Performance Bonuses and Sale Bonus are intended to be exempt from Section 409A of the U.S. Internal Revenue Code (“Section 409A”) or, to the extent not exempt, in compliance therewith, and this Letter shall be interpreted accordingly. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A with respect to the Performance Bonus, the Sale Bonus or the cancellation or termination of your Employment Agreement. Each payment made under this Bonus Letter shall be treated as a separate payment. You shall not be considered to have terminated your services to the Company for purposes of any payments under this Letter that are subject to Section 409A until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions to Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

10.

Acknowledgement and Release.  You acknowledge and agree that, as of the Effective Date, the Employment Agreement shall be cancelled and superseded by this Letter, and you shall not be entitled to any severance or other payment as a result of such cancellation, other than the payment of the Performance Bonus and Sale Bonus pursuant to this Letter. You do hereby release, acquit and forever discharge the Company, Parent or any of their respective affiliates or subsidiaries, or any of their respective officers, directors, employees, agents, representatives, attorneys, accountants, consultants, bankers and financial advisors, successors, and permitted assigns from any and all claims, demands, losses, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, specifically including, but not limited to, any and all claims relating to your Employment Agreement. You understand and agree that you executed this Letter voluntarily, without any duress or undue influence on the part or behalf of the Company or any other person and that: (A) you have read this Letter, (B) you have been represented in the preparation, negotiation, and execution of this Letter by legal counsel and tax advisors of your own choice or have elected not to retain legal counsel or tax advisors, (C) you understand the terms and consequences of this Letter and of the releases it contains, and (D) you are fully aware of the legal and binding effect of this Letter.

[Signature page follows]

Please indicate your agreement with the foregoing by signing this letter in the space indicated below.

Sincerely,

FANEUIL, INC.

By: /s/ Joyce Ritzert

Joyce Ritzert

Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Anna Van Buren

Anna Van Buren

[Signature Page to AVB Bonus Letter]